Exhibit 99.1
For Immediate Release
Contact: Gene Cassis, Vice President of Investor Relations, 508-482-2349
Waters Corporation’s Earnings Accelerate on 12% Sales Growth
Milford, Massachusetts, April 22, 2008 — Waters Corporation (NYSE/WAT) reported today first quarter 2008 sales of $372 million, an increase of 12% over sales of $331 million in the first quarter of 2007. Foreign currency translation contributed 6% to this reported sales growth rate. On a GAAP basis, earnings per diluted share (E.P.S.) for the first quarter grew 24% to $0.67, compared to $0.54 for the first quarter in 2007. On a non-GAAP basis, excluding purchased intangibles amortization in both periods (as noted in the attached reconciliation), E.P.S. grew 23% to $0.69 in the first quarter of 2008 from $0.56 in the first quarter of 2007.
Commenting on the quarter, Douglas Berthiaume, Chairman, President and Chief Executive Officer said, “Despite challenging economic conditions, our global sales performance in combination with improvements in operational efficiency delivered impressive earnings growth and strong cash generation.”
As communicated in a prior press release, Waters Corporation will webcast its first quarter 2008 financial results conference call this morning, April 22, 2008 at 8:30 a.m. eastern time. To listen to the call, connect to www.waters.com, choose “Investor” and click on the Live Webcast. A replay of the call will be available through April 29, 2008, similarly by webcast and also by phone at 402-220-6433.
About Waters Corporation:
Waters Corporation creates business advantage for laboratory-dependent organizations by delivering practical and sustainable innovation to enable significant advancements in such areas as healthcare delivery, environmental management, food safety, and water quality worldwide.
Pioneering a connected portfolio of separations science, laboratory information management, mass spectrometry and thermal analysis, Waters technology breakthroughs and laboratory solutions provide an enduring platform for customer success.
With revenue of $1.47 billion in 2007 and 5,000 employees, Waters is driving scientific discovery and operational excellence for customers worldwide.

CAUTIONARY STATEMENT
This release may contain “forward-looking” statements regarding future results and events, including statements regarding expected financial results, future growth and customer demand that involve a number of risks and uncertainties. For this purpose, any statements that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words, “believes”, “anticipates”, “plans”, “expects”, “intends”, “appears”, “estimates”, “projects”, and similar expressions are intended to identify forward-looking statements. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements within this release for a variety of reasons, including and without limitation, the impact of changes in accounting principles or tax rates, the ability to successfully integrate acquired businesses, fluctuations in capital expenditures by the Company’s customers, in particular large pharmaceutical companies, regulatory and/or administrative obstacles to the timely completion of purchase order documentation, introduction of competing products by other companies, such as improved research-grade mass spectrometers, and/or higher speed and/or more sensitive liquid chromatographs, pressures on prices from competitors and/or customers, regulatory obstacles to new product introductions, lack of acceptance of new products, other changes in the demands of the Company’s healthcare and pharmaceutical company customers, changes in distribution of the Company’s products, risks associated with lawsuits and other legal actions particularly involving claims for infringement of patents and other intellectual property rights, and foreign exchange rate fluctuations affecting translation of the Company’s future non-U.S. operating results. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company’s annual report on Form 10-K for the year ended December 31, 2007 as filed with the Securities and Exchange Commission (the “SEC”), which “Risk Factors” discussion is incorporated by reference in this release. The forward-looking statements included in this release represent the Company’s estimates or views as of the date of this release report and should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this release.

Waters Corporation and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	(Unaudited)
	Three Months Ended
	March 29, 2008	March 31, 2007

Net sales	371,712	330,777
Cost of sales	155,451	143,232

Gross profit	216,261	187,545

Selling and administrative expenses	105,837	93,907
Research and development expenses	19,786	18,722
Purchased intangibles amortization	2,272	2,125

Operating income	88,366	72,791

Interest expense, net	(4,244)	(6,835)

Income from operations before income taxes	84,122	65,956

Provision for income taxes	15,647	10,019

Net income	68,475	55,937

Net income per basic common share	$0.68	$0.55

Weighted-average number of basic common shares	100,401	101,416

Net income per diluted common share	$0.67	$0.54

Weighted-average number of diluted common shares and equivalents	101,983	103,198

	(Unaudited)
	Three Months Ended
	March 29, 2008	March 31, 2007
Reconciliation of net income per diluted share, in accordance with generally accepted accounting principles, with adjusted results:

Net income per diluted share	$0.67	$0.54

Adjustment for purchased intangibles amortization, net of tax	1,603	1,638
Net income per diluted share effect	0.02	0.02

Adjusted net income per diluted share	$0.69	$0.56

The adjusted net income per diluted share presented above is used by the management of the Company to measure operating performance with prior periods and is not in accordance with generally accepted accounting principles (GAAP). The above reconciliation identifies items management has excluded as non-operational transactions. Management has excluded the purchased intangibles amortization from its non-GAAP adjusted amounts since management believes that this charge is not directly related to ongoing operations thereby providing investors with information that helps to compare ongoing operating performance.

Waters Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands and unaudited)

	March 29, 2008	December 31, 2007

Cash, cash equivalents and short-term investments	758,528	693,014
Accounts receivable	317,009	317,792
Inventories	196,831	175,888
Other current assets	49,330	50,368
Total current assets	1,321,698	1,237,062

Property, plant and equipment, net	163,872	160,856
Other assets	488,778	483,137
Total assets	1,974,348	1,881,055

Notes payable and debt	279,301	384,176
Accounts payable and accrued expenses	284,379	274,258
Total current liabilities	563,680	658,434

Long-term debt	650,000	500,000
Other long-term liabilities	143,703	136,545
Total liabilities	1,357,383	1,294,979

Total equity	616,965	586,076
Total liabilities and equity	1,974,348	1,881,055